This Agreement made this November 21, 2012 by and between:

WAKABAYASHI FUND LLC.
A Delaware Limited Liability Company,
Address: 110 Wall St., 11th Floor, New York, NY 10005
Hereinafter referred to as "WAKABAYASHI" or "Consultant"

And

URBAN BARNS GOODS INC.
A Nevada Corporation, its agents, successors or assigns
Hereinafter referred to as
"URBAN BARNS GOODS INC. OR "Client"
Address: 1310, 1155 Rue University Montreal QC Canada H3B 3A7
Telephone No: 514-907-4989 ext.774 Fax No: 514-807-3449
Email: richard.groome@notredamcapital.com
Symbol: OTCQB: URBF

Whereas Consultant is in the business of providing management consulting services to businesses in an effort to obtain institutional capital from third parties for business use, including equipment leasing, purchase order and/or contract financing, factoring and financing for land and buildings' utilizing various financing instruments and whereas Client desires to retain Consultant for the following purposes:

To attempt to arrange financing for the purpose of working capital as an institutional intermediary

For and in consideration of mutual benefits, promises, and the cross consideration hereinafter set forth, the adequacy of which is hereby acknowledged, the parties hereto, WAKABAYASHI and URBAN BARNS GOODS INC. collectively "THE PARTIES", hereby covenant and agree as follows:

1. **Services**

A. WAKABAYASHI is hereby engaged by URBAN BARNS GOODS INC., to provide capital funding services (non-exclusive) including serving as an investment banking liaison, and acting as capital consultant for a six month period from the date hereof. WAKABAYASHI shall contact institutional investors, arrange presentation of the Company, assist in restructuring URBAN BARNS GOODS INC.'s business plan for presentation and arrange conferences with capital sources (the "term").

B. WAKABAYASHI is engaged to provide capital structure, working capital, equipment financing, merger and acquisition, and reorganization consulting services to URBAN BARNS GOODS INC. for purposes of attempting to capitalize the company for a six month period from the date hereof.

2. **Compensation**

URBAN BARNS GOODS INC. hereby agrees to pay WAKABAYASHI for the services set forth in Paragraph 1, the following items:

A. Recognizing that WAKABAYASHI has extensive sources of venture capital, coupled with private equity and brokerage industry contacts, URBAN BARNS GOODS INC. hereby agrees to pay WAKABAYASHI for the consulting services set forth in Paragraph 1(a) a success fee of seven percent (7%), inclusive of all fees, in cash of the amount of capital raised as a result of contacts by WAKABAYASHI. Such fees shall be due at closing of any transaction in which WAKABAYASHI has acted as the introducing person. Any party so introduced to URBAN BARNS GOODS INC. shall be pre-approved in writing by URBAN BARNS GOODS INC. and a list of introductions shall be maintained by consultant.

3. Termination of Agreement

A. Upon the bankruptcy or liquidation of the other party, whether voluntary or involuntary

B. Upon the other party taking the benefit of any insolvency law

C. Upon the other party having or applying for a receiver appointed for either party; and/or written notice by one party to the other party

4. Notices

All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address which notice pursuant to this section may be given, and shall be given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service. Any notices to be given hereunder shall be effective if executed by and / or sent by the attorneys for THE PARTIES giving such notice and, in connection therewith, THE PARTIES and their respective counsel agree in giving such notice such counsel may communicate directly in writing with such party to the extent necessary to give such notice.

5. Attorney Fees

In the event either party is in default of the terms or conditions of this Consulting Agreement and legal action is initiated or suit be entered as a result of such default, the prevailing party shall be entitled to recover all costs incurred as a result of such default including reasonable attorney fees, expenses and court costs through trial, appeal and to final disposition. In addition, include provision for liquidated damages based on hard money pegged to the highest market price during the six month period from the date the stock is supposed to have been paid to WAKABAYASHI for rendered services.

6. Time is of the Essence

Time is hereby expressly made of the essence of this Consulting Agreement with respect to the performance by THE PARTIES of their respective obligations hereunder. In the event of untimely payment by Client of the Compensation, as required under this agreement, which delay results in diminution of the value of the compensation, the Client shall be liable to Consultant for the cash equivalent of the value of the compensation when due under this contract.

7. Inurement

This Consulting Agreement shall inure to the benefit of and be binding upon THE PARTIES hereto and their respective heirs, executors, administrators, personal representatives, successors, and consultant cannot assign this agreement.

8. Entire Agreement

This Consulting Agreement contains the entire agreement of THE PARTIES. It is declared by THE PARTIES that there are no other oral or written agreements or understanding between them affecting this Agreement. This Agreement supersedes all previous agreements.

9. Amendments

This Agreement may be modified or amended provided such modifications or amendments are mutually agreed upon by and between THE PARTIES hereto and that said modifications or amendments are made only by an instrument in writing signed by THE PARTIES.

10. Waivers

No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

11. Non-Waiver
The failure of either party, at any time, to require any such performance by any other party shall not be construed as a waiver of such right to require such performance, and shall in no way affect such party's right to require such performance and shall in no way affect such party's right subsequently to require a full performance hereunder.

12. Construction of Agreement
Each party and its counsel have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

13. Non-Circumvention Agreement
URBAN BARNS GOODS INC. agrees, represents and warrants hereby that it shall not circumvent WAKABAYASHI with respect to any banking or lending institution, investment bank, trust, corporation, individual or investor introduced by WAKABAYASHI to URBAN BARNS GOODS INC. pursuant to the terms with WAKABAYASHI for the purpose of, without limitation, this Agreement and for a period of twenty four (24) months from the date of execution by THE PARTIES of this Agreement. If URBAN BARNS GOODS INC. enters into a transaction with a party introduced by consultant, then the fees owed under section 2a shall be due whether or not this Agreement or term has ended.

14. Applicable Law
THIS AGREEMENT IS EXECUTED PURSUANT TO AND SHALL BE INTERPRETED AND GOVERNED FOR ALL PURPOSES BY THE LAWS OF STATE OF CALIFORNIA FOR WHICH THE COURTS IN SAN DIEGO, CALIFORNIA SHALL HAVE JURISDICTION WITHOUT GIVING EFFECT TO THE CHOICE OR LAWS OR CONFLICT OF LAWS RULES THEREOF OR OF ANY STYLE. The parties agree that mediation shall be used as an initial forum for the good-faith attempt to settle and resolve any issues or disputes that may arise. The parties agree to include provision for allowing live video conferencing from out of California for trial purposes.

15. Counterparts
This Agreement may be executed in a number of identical counterparts. Each such counterpart is deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart.

16. Facsimile
A facsimile copy of this Agreement is acceptable.

17. Acceptance of Agreement
Unless both parties have signed this Agreement within five (5) business days of the date listed above, this Agreement shall be deemed automatically withdrawn and terminated.

18. Interstate Commerce
The Consultant shall undertake to comply at all times with Section 17B of the Securities Act of 1933.

IN WITNESS WHEREOF, THE PARTIES have set forth their hands and seal in execution of this Consulting Agreement this November 21, 2012 by and between Wakabayashi Fund LLC and URBAN BARNS GOODS INC.:

Wakabayashi Fund LLC
A Delaware Limited Liability Company

By:
Tadaharu Wakabayashi, Director
Date: November 21, 2012

URBAN BARNS GOODS INC.
A Nevada Corporation

By:
Mr. Dan Meikleham, Chairman/CEO
Date: November 21, 2012

URBAN BARNS GOODS INC.
A Nevada Corporation

By:
Secondary Corporate Officer
Date: November 21, 2012

Rick Groome

110 Wall St., 11th Fl., New York, NY 10005
(US) T: 01.914.613.3002 F: 01.646.514.1601
www.wakabayashifund.com

PROJECT SCOPE

PROJECT ACTIVITIES

WAKABAYASHI FUND, in providing funding services, shall perform the following project specific functions and merge WAKABAYASHI FUND efforts with URBAN BARNS GOODS INC. resources, as needed. The emphasis of this funding project shall be personal introductions of URBAN BARNS GOODS INC. to money managers, private equity fund managers, hedge fund managers, pension fund managers, financial analysts, institutional brokers, venture capitalists, investment bankers, and wholesale / retail market makers. If any external cost exist or arise, all out-of-pocket costs (i.e., costs for mail campaigns, printing, distributions, etc.) shall be pre-approved and paid for by URBAN BARNS GOODS INC.

- Conduct and implement strategic planning analysis that combines URBAN BARNS GOODS INC. due-diligence and WAKABAYASHI FUND in-house analysis tools to emphasize marketability.
- Investment banking introductions.
- Develop story development project related Executive Summary for mail-out / distribution, which is flexible and updated to the ongoing developments of the URBAN BARNS GOODS INC..
- Plan marketing campaign matching URBAN BARNS GOODS INC. to WAKABAYASHI FUND'S proprietary contact base and other investment prospects / sources anchored by Internet presence
- Target of one on one institutional investor meetings and conference calls with the most desirable in microcap, small cap and mid cap decision making analysts and portfolio managers of corporate, business and family funds
- Corporate message refinement that is flexible according to ongoing developments
- Fact Sheets flexible to ongoing developments
- Tele-conference call, including scripting, Q&A preparation, and thorough details for successful presentation
- Honest feedback from all meetings to allow complete knowledge of ongoing relationships and enhancements of messaging
- Nurture of current and potential investors
- Mail processing and request fulfillment
- Investment Banking introductions
- Peer Group / Industry Analysis
- Perception audits of the investment community

OPTIONAL PROJECT ACTIVITIES

These ancillary projects can be provided at URBAN BARNS GOODS INC.'s discretion and cost.

- Conduct road shows, with direct URBAN BARNS GOODS INC.'s participation, in cities targeted because of URBAN BARNS GOODS INC.'s institutional investor contact base
- PowerPoint / slide presentations
- Annual Meetings
- Software Development
- Design and Coordinate Trade Booths
- Attend trade shows and conferences
- Hold press / analysts seminars for institutional investors and investment managers
- Develop investor relations section on URBAN BARNS GOODS INC.'s website
- Develop comprehensive website and e-commerce solutions and/or project related web pages
- Write media alerts and press releases to continuously generate press relating to URBAN BARNS GOODS INC. and its stock performance, emphasizing both standard and Internet dissemination (company initiated only)
- Plan and implement direct mail campaign to WAKABAYASHI FUND'S contact base and URBAN BARNS GOODS INC.'s related contacts with follow-up telephone sales contact
- Annual Reports: assisting in the writing as well as assisting and directing to the designers, graphic artists and printers for the complete management of the publication
- Coordinate buy-side and sell-side brokerage research coverage introducing URBAN BARNS GOODS INC. to these sources and facilitating their institutional research. This provides URBAN BARNS GOODS INC. and WAKABAYASHI FUND additional analysis reports from funding services.
- Work towards development of Analysts research coverage and comparable inclusion

Please let this serve as detailed information for wire transfer payments to Wakabayashi Fund LLC.

Bank Name:	Bank of Tokyo – Mitsubishi UFJ Ltd.
Account Number:	0077306
Bank Code / Name:	043 / Tamachi
Account Name:	Wakabayashi Fund LLC
Swift Code:	BOTKJPJT
Branch Name:	Tamachi Branch 043
MUFJ Address:	2-7-1 Marunouchi, Chiyoda-ku Tokyo Japan
Bank Telephone:	03-3454-0460